Exhibit 99.5
                                                                       Version 2
                          FORM OF PROSPECTUS SUPPLEMENT
                          (TO PROSPECTUS DATED , 199 )


                            $----------------

                           GMAC 199_-__ GRANTOR TRUST

                     % ASSET BACKED CERTIFICATES, CLASS A

                         CAPITAL AUTO RECEIVABLES, INC.
                                     SELLER

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                    SERVICER



      The % Asset Backed Certificates (the "Certificates") will consist of two classes of Certificates, the Class A Certificates and the Class B Certificates. Only the Class A Certificates are being offered hereby. The Class A Certificates will evidence in the aggregate an undivided ownership interest of % in the GMAC 199___ Grantor Trust (the "Trust") to be formed pursuant to a Pooling and Servicing Agreement to be entered into among Capital Auto Receivables, Inc., as Seller (the "Seller"), General Motors Acceptance Corporation, as Servicer (the "Servicer") and The First National Bank of Chicago, as Trustee (the "Trustee"). The rights of the Class B Certificateholders to receive distributions with respect to the Receivables are subordinated to the rights of the Class A Certificateholders, to the extent described herein.

      Principal, and interest to the extent of the Pass Through Rate of _.__% per annum, will be distributed on the 15th day of each month (or the next following business day) beginning _________ ,199_ (each a "Distribution Date"). The Trust property will include a pool of retail instalment sale contracts secured by automobiles and light trucks (the "Receivables"), certain monies due or received thereunder on and after ,199_ , security interests in the vehicles financed thereby and certain other property. The aggregate amount financed under the Receivables is $________________. The final scheduled Distribution Date on the Certificates will be _____________, ____.

      There is currently no secondary market for the Certificates. The Underwriters expect to make a market in the Class A Certificates, but are not obligated to do so. There can be no assurance that a secondary market for the Class A Certificates will develop or, if it does develop, that it will continue. The Class A Certificates will not be listed on any securities exchange.

      The Class A Certificates initially will be represented by Certificates registered in the name of Cede & Co., the nominee of DTC. The interests of beneficial owners of the Class A Certificates will be represented by book entries on the records of DTC and participating members thereof. Definitive Certificates will be available only under limited circumstances.







PROCEEDS OF THE ASSETS OF THE TRUST AND CERTAIN LIMITED AMOUNTS ON DEPOSIT IN THE SUBORDINATION SPREAD ACCOUNT ARE THE SOLE SOURCES OF PAYMENTS ON THE CLASS A CERTIFICATES. THE CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF, AND ARE NOT INSURED OR GUARANTEED BY, GENERAL MOTORS ACCEPTANCE CORPORATION, CAPITAL AUTO RECEIVABLES, INC. OR ANY OF THEIR RESPECTIVE AFFILIATES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------
                           PRICE TO  UNDERWRITING    PROCEEDS TO
                           PUBLIC(1) DISCOUNT        SELLER(1)(2)
- -------------------------------------------------------------------------
Per Class A Certificate      .    %      .    %            .    %

Total                      $         $               $
- -------------------------------------------------------------------------

(1)   Plus accrued interest at the Pass Through Rate from         15,
199_.
(2) Before deducting expenses payable by the Seller estimated to be $----------.

The Class A Certificates are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Class A Certificates will be made in book-entry form through the facilities of DTC, on or about __________, 199_ against payment therefor in immediately available funds.

















      The date of this Prospectus Supplement is __________, 199_ .



THE CERTIFICATES OFFERED BY THIS PROSPECTUS SUPPLEMENT CONSTITUTE PART OF A SEPARATE SERIES OF CERTIFICATES BEING OFFERED BY THE SELLER PURSUANT TO ITS PROSPECTUS DATED _______, 199_, OF WHICH THIS PROSPECTUS SUPPLEMENT IS A PART AND WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. THE PROSPECTUS CONTAINS IMPORTANT INFORMATION REGARDING THIS OFFERING WHICH IS NOT CONTAINED HEREIN, AND PROSPECTIVE INVESTORS ARE URGED TO READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IN FULL. SALES OF THE CERTIFICATES MAY NOT BE CONSUMMATED UNLESS THE PURCHASER HAS RECEIVED BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS.


UNTIL,__________, 199_ ALL DEALERS EFFECTING TRANSACTIONS IN THE OFFERED CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A CERTIFICATES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                THE CERTIFICATES

      The Certificates are a series of Certificates described in the attached Prospectus. The Series of Certificates consists of two classes, entitled % Asset Backed Certificates, Class A (the "Class A Certificates") and % Asset Backed Certificates, Class B (the " Class B Certificates"). Only the Class A
Certificates are being offered hereby. The Class B Certificates are not being offered hereby and initially will be held by the Seller. The Certificates will be issued by the GMAC ____ Grantor Trust (the "Trust") to be formed by Capital Auto Receivables, Inc. (the "Seller") pursuant to a Pooling and Servicing
Agreement between the Seller, General Motors Acceptance Corporation (the "Servicer") and The First National Bank of Chicago, as Trustee (the "Trustee"), which incorporates the GMAC Grantor Trusts Standard Terms and Conditions of Agreement Effective , 199_ (together, the "Agreement") to be dated as of , 199_ (the "Closing Date"). In addition to the terms and conditions set forth below, reference is made to the Prospectus for the terms and conditions of the Certificates.


Aggregate Amount Financed. . . . . . . . . . . . . .   $______________

Class A Percentage . . . . . . . . . . . . . . . . .           _____ %

Initial Class A Certificate Balance. . . . . . . . .   $______________

Class B Percentage . . . . . . . . . . . . . . . . .            _____%

Initial Class B Certificate Balance. . . . . . . . .   $______________

Pass Through Rate  . . . . . . . . . . . . . . . . .           _____ %

Cutoff Date  . . . . . . . . . . . . . . . . . . . .    ______________

Subordination Initial Deposit. . . . . . . . . . . .  $ ______________

Minimum Subordination Spread Amount. . . . . . . . .  $ ______________

Maximum Subordination Spread Amount. . . . . . . . .  $ ______________

Specified Subordination Percentage . . . . . . . . .           _____ %

Trigger Subordination Spread Amount. . . . . . . . .  $ ______________

Basic Servicing Fee Rate . . . . . . . . . . . . . .            _____%

The final Distribution Date, assuming all payments are made on Simple Interest Receivables on their respective due dates and the Servicer does not exercise its option to purchase the Receivables as described under the caption "Termination" in the Prospectus, is expected to be ,199_.

                              THE RECEIVABLES POOL

The Receivables to be included in the Receivables Pool related to this Series of Certificates were selected from the Servicer's portfolio based on several criteria, including that each such Receivable (i) has a first payment due date on or after ___________, (ii) has an original term of ___ to _ months, (iii) provides for finance charges at an annual percentage rate between ___% and ___%,
(iv) as of the Cutoff Date, was not more than __ days past due and (v) satisfies the other criteria set forth in the Prospectus under the caption "The Receivables." As of the Cutoff Dates, Scheduled Interest Receivables represented approximately ___% of the Receivables Pool by aggregate principal balance, with the remainder being Simple Interest receivables.

      The Aggregate Amount Financed under the Receivables is $_____________. The Receivables Pool has an average annual percentage rate of ____% and a weighted average remaining maturity of ___months. he composition and distribution by annual percentage rate of the

          Receivables Pool are as set forth in the following tables:*


                        COMPOSITION OF THE RECEIVABLES POOL


Weighted
Average
Annual                                                        Weighted
Percentage                                          Weighted  Average
Rate of       Aggregate      Number of    Average   Average   Remaining
Receivables   Amount         Contracts    Amount    Original  Maturity
(Range)       Financed       in Pool      Financed  Maturity  (Range)
- -----------    ----------    ----------   --------  --------  ---------


    .  %      $                     $            months     months


(   % to   %)                                        (   to months)

                                                         Scheduled
                                                         Weighted
                                                         Average
                                                         Life (1)
                                                         ---------

                                                         months

- ----------
(1) Based on Scheduled Payments due on and after the Cutoff Date and assuming that no prepayments on the Receivables are made and that all payments on Simple Interest Receivables are received on their respective due dates.

     Distribution by Annual Percentage Rate of the Receivables Pool


                                                      Percentage of
Annual Percentage    Number of       Amount         Aggregate Amount
   Rate Range        Contracts      Financed            Financed
- -------------------  ----------     --------        -----------------







                     ----------     ---------      -----------------
      Total                         $                             %
                     ==========     =========      =================



The Receivables Pool includes Receivables originated in __ states and the District of Columbia. The following table sets forth the percentage of the Aggregate Amount Financed in the states with the largest concentration of Receivables. No other state accounts for more than % of the Aggregate Amount Financed.

                                 Percentage of Aggregate
        State(1)                     Amount Financed
                                                      %







- ---------
(1) Based on billing address of the obligors on the Receivables.

      Approximately % of the aggregate principal balance of the Receivables, constituting % of the number of Receivables, as of the Cutoff Date, represent Receivables secured by new vehicles. The remainder are secured by used vehicles.


DELINQUENCIES, REPOSSESSIONS AND NET LOSSES

Set forth below is certain information concerning GMAC's experience in the United States pertaining to delinquencies on new and used retail automobile and light truck receivables and repossessions and net loss information relating to its entire vehicle portfolio (including receivables previously sold which General Motors Acceptance Corporation continues to service). There can be no assurance that the delinquency, repossession and net loss experience on the Receivables Pool will be comparable to that set forth below.

                                       YEARS ENDED DECEMBER 31

                            --------------------------------------------
                            1995      1994      1993      1992      1991
                            --------------------------------------------
NEW AND USED VEHICLE
CONTRACTS
Total Retail Contracts
Outstanding at End of the
Period (in thousands)       3,518     3,892     4,589     5,217    5,777

Average Daily Delinquency
31-60 Days...........       2.75%     2.32%     2.35%     2.43%    2.54%
61-90 Days ..........       0.19      0.12      0.11      0.12     0.14
91 Days or More .....       0.02      0.02      0.02      0.02     0.02

Percent of Portfolio with
Recourse to Dealers at
End of the Period ...       2.4%      3.6%       4.1%     6.0%     7.0%

Repossessions as a Percent
of Average Number of
Contracts Outstanding       3.07      2.31       2.17     2.41     2.80
Net Losses as a Percent of
Liquidations (2) ....       1.57      0.96       1.03     1.46     1.86

Net Losses as a Percent of
Average Receivables (2)     0.95      0.57       0.64     0.89     1.08

- -----------
(1)   Annualized Rate.
(2) Percentages based on gross accounts receivable including unearned income.

      The net loss figures above reflect the fact that General Motors Acceptance Corporation had recourse to dealers on a portion of its retail instalment sale contracts. The percentage of aggregate Amount Financed with recourse to dealers in the Receivables Pool is ___%. General Motors Acceptance Corporation applies the same underwriting standards to the purchase of contracts without regard to whether dealer recourse is provided. Based on its experience, General Motors Acceptance Corporation believes that there is no material difference between the rates of delinquency and repossession on contracts with recourse against dealers as compared to contracts without recourse against dealers. However, the net loss experience of contracts without recourse against dealers is higher than that of contracts with recourse against dealers because, under its recourse obligation, the dealer is responsible to General Motors Acceptance Corporation for payment of the unpaid balance of the contract, provided General Motors Acceptance Corporation retakes the car from the obligor and returns it to the dealer within a specified time.

                              ERISA CONSIDERATIONS

      The Exemption described in the Prospectus under the caption "ERISA Considerations" refers to the exemption granted to (Prohibited Transaction Exemption ).



                                  UNDERWRITING

      Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Seller has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom ________ , _________ ,_____________ , are acting as representatives (the "Representatives"), has severally agreed to purchase from the Seller, the principal amount of Class A Certificates set forth opposite its name below:

                                             AGGREGATE PRINCIPAL
                                              AMOUNT OF CLASS A
                                                CERTIFICATES
      UNDERWRITERS                             TO BE PURCHASED
      ------------                           -------------------








                                            --------------------
TOTAL.....................................  $
                                            ====================

The Seller has been advised by the Representatives that the several Underwriters propose initially to offer the Class A Certificates to the public at the price set forth on the cover page hereof, and to certain dealers at such price less a concession not in excess of % of the Class A Certificate denominations. The Underwriters may allow and such dealers may reallow a concession not in excess of % of the Class A Certificate denominations to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.


                                 LEGAL OPINIONS

In addition to the legal opinions described in the Prospectus, certain legal matters relating to the Certificates will be passed upon for the Underwriters by Mayer, Brown & Platt. Mayer, Brown & Platt has from time to time represented, and is currently representing, General Motors Corporation and certain of its writers and with respect to their unsold allotments or subscriptions.
                               __________________

      Until ________________, all dealers effecting transactions in the Class A Certificates, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and the Prospectus to which it relates. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus Supplement and Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


$______________

GMAC GRANTOR TRUSTS

_____% ASSET BACKED
CERTIFICATES, CLASS A

CAPITAL AUTO RECEIVABLES, INC.
SELLER

GENERAL MOTORS ACCEPTANCE CORPORATION
SERVICER




[UNDERWRITERS]





PROSPECTUS SUPPLEMENT


Dated _____________________
affiliates.

                          --------------------